Exhibit 11.1

Consent of Independent Auditors

We consent to the use in this Annual Report on Form 1-K of Elio Motors, Inc. of our report dated June 7, 2018, relating to our audit of the financial statements of Elio Motors, Inc. as of December 31, 2017 and for the year ending December 31, 2017.

/s/ M&K CPAS, PLLC

Houston, TX
June 7, 2018